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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                         ChoiceTel Communications, Inc.
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                              (Name of Issuer)

                                  Common Stock
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                       (Title of Class of Securities)

                                  17039H-10-1
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                                 (CUSIP Number)

                                 April 25, 2000
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [x]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.                             13G                    PAGE __ OF __ PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Andrew Redleaf
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [x]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States
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    Number of
                           5       Sole Voting Power

      Shares                       379,654
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        379,654
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        379,654 shares
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

        10.7%
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 12     Type of Reporting Person (See Instructions)

        IN
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ITEM 1.

          (a)  Name of Issuer

               ChoiceTel Communications, Inc., a Minnesota corporation

          (b)  Address of Issuer's Principal Executive Offices

               9724 10th Avenue North, Plymouth, MN 55441

ITEM 2.

          (a)  Name of Person Filing

               Andrew Redleaf

          (b)  Address of Principal Business Office or, if none, Residence

               3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416

          (c)  Citizenship

               United States

          (d)  Title of Class of Securities

               Common Stock

          (e)  CUSIP Number

               17039H-10-1

ITEM 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).



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          (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e)  [ ] An investment adviser in accordance
                   withss.240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ] Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   Ownership.

          (a)  Amount beneficially owned: 379,654 shares.

          (b)  Percent of class: 10.7%.

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote: 379,654.

               (ii)  Shared power to vote or to direct the vote: 0.

               (iii) Sole power to dispose or to direct the disposition of:
                     379,654.

               (iv)  Shared power to dispose or to direct the disposition of: 0.

ITEM 5.   Ownership of Five Percent or Less of a Class

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

ITEM 8.   Identification and Classification of Members of the Group

ITEM 9.   Notice of Dissolution of Group


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ITEM 10.  Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                               March 27, 2000
                                                 ----------------------------
                                                                         Date

                                                           /s/ Andrew Redleaf
                                                 ----------------------------
                                                                    Signature

                                                               Andrew Redleaf
                                                 ----------------------------
                                                                   Name/Title